News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2020 SECOND QUARTER RESULTS
Net Sales +5%; Organic Sales +5%; Diluted Net EPS $1.41, +16%; Core EPS $1.42, +14%
RAISES SALES, EARNINGS, ADJUSTED FREE CASH FLOW PRODUCTIVITY
AND CASH RETURN GUIDANCE

CINCINNATI, January 23, 2020 - The Procter & Gamble Company (NYSE:PG) reported second quarter fiscal year 2020 net sales of $18.2 billion, an increase of five percent versus the prior year. Excluding the net impacts of foreign exchange, acquisitions and divestitures, organic sales also increased five percent. Diluted net earnings per share were $1.41, up 16% versus the prior year. Core earnings per share increased 14% to $1.42. Currency-neutral core EPS increased 15% versus the prior year.

Operating cash flow was $4.4 billion for the quarter. Free cash flow productivity was 100%. The Company returned $5.4 billion of cash to shareholders through $1.9 billion in dividend payments and $3.5 billion of common stock repurchases.

“We delivered another strong quarter of organic sales growth, core earnings per share and cash returned to shareowners,” said David Taylor, Chairman, President and Chief Executive Officer. “Our strong first half results enable us to further increase our outlook for the full fiscal year across each of these metrics and to increase our commitment of cash return to shareowners. Our focus remains on executing our strategies of superiority, productivity, constructive disruption and improving P&G’s organization and culture to deliver balanced top-line and bottom-line growth along with strong cash generation in a challenging competitive and macroeconomic environment.”

October - December Quarter Discussion
Net sales in the second quarter of fiscal year 2020 were $18.2 billion, up five percent versus the prior year. Unfavorable foreign exchange negatively impacted sales by one percentage point for the quarter. Excluding the net impacts of foreign exchange, acquisitions and divestitures, organic sales also increased five percent driven by a three percent increase in organic shipment volume. Increased pricing contributed one percent to net sales. Positive mix was a one percent help to net sales driven by the disproportionate organic growth of the Health Care segment and the Skin and Personal Care category, both of which have higher than company average selling prices.

October - December 2019	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	5%	(1)%	2%	1%	—%	7%	5%	8%
Grooming	2%	(2)%	2%	—%	—%	2%	2%	4%
Health Care	11%	(1)%	1%	1%	2%	14%	5%	7%
Fabric & Home Care	3%	(1)%	1%	1%	—%	4%	3%	5%
Baby, Feminine & Family Care	—%	(1)%	—%	1%	1%	1%	—%	1%
Total P&G	3%	(1)%	1%	1%	1%	5%	3%	5%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
•Beauty segment organic sales increased eight percent versus year ago. Skin and Personal Care organic sales increased double digits driven by premium innovation and increased pricing. Hair Care organic sales increased mid-single digits driven by premium innovation, positive mix impact from the disproportionate growth of premium products and devaluation-driven price increases.
•Grooming segment organic sales increased four percent versus year ago. Shave Care organic sales increased low single digits driven by innovation and devaluation-driven price increases partially offset by related unit volume declines in certain markets and competitive activity. Appliances organic sales increased high single digits driven by innovation and positive mix impact from the disproportionate growth of premium products.
•Health Care segment organic sales increased seven percent. Oral Care organic sales increased mid-single digits due to innovation and positive mix in the premium toothpaste and toothbrush segments. Personal Health Care organic sales increased high single digits primarily due to innovation, increased marketing spending, increased pricing and positive mix due to strong growth in North America Respiratory category, which has higher than average selling prices. Personal

Health Care all-in sales increased over 30% versus the base period with the addition of the Merck OTC business.
•Fabric and Home Care segment organic sales increased five percent for the quarter. Fabric Care organic sales increased mid-single digits driven by innovation and positive mix driven by the disproportionate growth of premium products, partially offset by retailer inventory decreases in Japan following the build-up in advance of the October VAT increase. Home Care organic sales increased high single digits driven by innovation, increased pricing and positive mix due to the disproportionate growth of premium products.
•Baby, Feminine and Family Care segment organic sales increased one percent versus year ago. Baby Care organic sales decreased low single digits due to competitive activity, category contraction in certain markets and retailer inventory decrease in Japan following the October VAT increase, partially offset by positive mix due to premium innovation. Feminine Care organic sales increased mid-single digits driven by innovation, increased marketing spending and positive product mix resulting from the disproportionate growth of premium products. Family Care organic sales increased low single digits due to innovation and increased pricing, partially offset by unfavorable mix impact due to the disproportionate growth of large sizes.

Diluted net earnings per share were $1.41, a 16% increase versus the prior year, driven primarily by the increase in net sales and an increase in operating margin. Core earnings per share were $1.42, a 14% increase versus the prior year, due to lower non-core restructuring charges versus the prior year. Currency-neutral core earnings per share increased 15% for the quarter.

Reported gross margin increased 250 basis points, including 50 basis points of lower non-core restructuring charges versus the prior year. Core gross margin increased approximately 200 basis points versus the prior year, including 10 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin increased approximately 210 basis points driven by 120 basis points of productivity savings, 40 basis points of pricing benefit, 70 basis points from commodity cost decreases and 20 basis points help from other items, partially offset by 40 basis points of unfavorable product mix.

Selling, general and administrative expense (SG&A) as a percentage of sales increased 30 basis points on a reported basis versus the prior year, including a 10 basis-point hurt from a year-on-year increase in non-core restructuring charges. Core and currency-neutral core SG&A as a percentage of sales increased 20 basis points versus the prior year as 120 basis points of sales leverage benefit and 100 basis points of savings from overhead and marketing expenses were more than offset by 150 basis points of increased marketing investments and 90 basis points of inflation, increased digital investments, incentive compensation costs and other impacts.

Operating profit margin increased 230 basis points versus the base period on a reported basis including approximately 40 basis points help from lower non-core restructuring charges. Core and currency-neutral core operating margin increased 190 basis points including total productivity cost savings of 220 basis points. Foreign exchange was neutral to operating margin for the quarter.

Fiscal Year 2020 Guidance
The Company raised its outlook for fiscal 2020 all-in sales growth from a range of three to five percent to a range of four to five percent growth versus the prior fiscal year. This estimate includes a modest negative impact from foreign exchange, largely offset by a modest positive impact from acquisitions and divestitures. The Company increased its guidance for organic sales growth from a range of three to five percent to a range of four to five percent.

The Company increased its guidance range for fiscal 2020 all-in GAAP diluted net earnings per share growth to 235% to 245%, noting that the comparison period is significantly depressed by the Gillette Shave Care impairment charges in fiscal 2019. P&G raised its fiscal 2020 guidance for core earnings per share growth from a range of five to ten percent to a range of eight to eleven percent versus fiscal 2019.

The Company is not able to reconcile its forward-looking non-GAAP adjusted free cash flow productivity measure without unreasonable efforts because the Company cannot predict the timing and amounts of discrete cash items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results. The Company increased its estimate for fiscal 2020 adjusted free cash flow productivity from 95% to 100%.

The Company now expects to pay over $7.5 billion in dividends and repurchase $7 billion to $8 billion of common shares in fiscal 2020. This compares to prior guidance of over $7.5 billion in dividends and $6 billion to $8 billion of common share repurchases.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, antitrust, data protection, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
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P&G Media Contacts:
Damon Jones, 513.983.0190
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information
	Three Months Ended December 31
	2019	2018	% Chg
NET SALES	$18,240	$17,438	5%
Cost of products sold	8,869	8,919	(1)%
GROSS PROFIT	9,371	8,519	10%
Selling, general and administrative expense	4,889	4,623	6%
OPERATING INCOME	4,482	3,896	15%
Interest expense	(100)	(138)	(28)%
Interest income	36	63	(43)%
Other non-operating income, net	114	95	20%
EARNINGS BEFORE INCOME TAXES	4,532	3,916	16%
Income taxes	789	700	13%
NET EARNINGS	3,743	3,216	16%
Less: Net earnings attributable to noncontrolling interests	26	22	18%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,717	$3,194	16%

EFFECTIVE TAX RATE	17.4%	17.9%

NET EARNINGS PER SHARE (1)
Basic	$1.47	$1.25	18%
Diluted	$1.41	$1.22	16%

DIVIDENDS PER COMMON SHARE	$0.7459	$0.7172
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,630.1	2,623.0

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	51.4%	48.9%	250
Selling, general and administrative expense	26.8%	26.5%	30
Operating income	24.6%	22.3%	230
Earnings before income taxes	24.8%	22.5%	230
Net earnings	20.5%	18.4%	210
Net earnings attributable to Procter & Gamble	20.4%	18.3%	210
(1) Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Three Months Ended December 31, 2019
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago
Beauty	$3,598	7%	$1,072	11%	$858	11%
Grooming	1,648	2%	494	10%	411	9%
Health Care	2,530	14%	732	9%	571	10%
Fabric & Home Care	5,787	4%	1,278	13%	975	13%
Baby, Feminine & Family Care	4,582	1%	1,076	16%	822	16%
Corporate	95	N/A	(120)	N/A	106	N/A
Total Company	$18,240	5%	$4,532	16%	$3,743	16%

	Three Months Ended December 31, 2019
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales
Beauty	5%	5%	(1)%	2%	1%	—%	7%
Grooming	2%	2%	(2)%	2%	—%	—%	2%
Health Care	11%	5%	(1)%	1%	1%	2%	14%
Fabric & Home Care	3%	3%	(1)%	1%	1%	—%	4%
Baby, Feminine & Family Care	—%	—%	(1)%	—%	1%	1%	1%
Total Company	3%	3%	(1)%	1%	1%	1%	5%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Six Months Ended December 31
Amounts in millions	2019	2018
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$4,239	$2,569
OPERATING ACTIVITIES
Net earnings	7,360	6,427
Depreciation and amortization	1,400	1,293
Share-based compensation expense	202	181
Deferred income taxes	(549)	37
Gain on sale of assets	(13)	(370)
Changes in:
Accounts receivable	(257)	(398)
Inventories	(533)	(531)
Accounts payable, accrued and other liabilities	958	1,141
Other operating assets and liabilities	(55)	(370)
Other	20	164
TOTAL OPERATING ACTIVITIES	8,533	7,574
INVESTING ACTIVITIES
Capital expenditures	(1,684)	(1,781)
Proceeds from asset sales	15	18
Acquisitions, net of cash acquired	(54)	(3,848)
Purchases of short-term investments	—	(158)
Proceeds from sales and maturities of investment securities	6,151	1,117
Change in other investments	1	(58)
TOTAL INVESTING ACTIVITIES	4,429	(4,710)
FINANCING ACTIVITIES
Dividends to shareholders	(3,855)	(3,703)
(Reductions)/increases in short-term debt	(68)	1,206
Additions to long-term debt	—	2,368
Reductions of long-term debt	(1,546)	(978)
Treasury stock purchases	(6,504)	(2,003)
Impact of stock options and other	1,060	1,486
TOTAL FINANCING ACTIVITIES	(10,913)	(1,624)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(9)	(113)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2,040	1,127
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$6,279	$3,696

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	December 31, 2019	June 30, 2019
Cash and cash equivalents	$6,279	$4,239
Available-for-sale investment securities	—	6,048
Accounts receivable	5,196	4,951
Inventories	5,521	5,017
Prepaid expenses and other current assets	1,921	2,218
TOTAL CURRENT ASSETS	18,917	22,473
Property, plant and equipment, net	21,250	21,271
Goodwill	39,998	40,273
Trademarks and other intangible assets, net	23,980	24,215
Other noncurrent assets	7,578	6,863
TOTAL ASSETS	$111,723	$115,095

Accounts payable	$10,781	$11,260
Accrued and other liabilities	10,230	9,054
Debt due within one year	9,153	9,697
TOTAL CURRENT LIABILITIES	30,164	30,011
Long-term debt	18,985	20,395
Deferred income taxes	6,242	6,899
Other noncurrent liabilities	10,424	10,211
TOTAL LIABILITIES	65,815	67,516
TOTAL SHAREHOLDERS' EQUITY	45,908	47,579
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$111,723	$115,095

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's January 23, 2020 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business results and trends (i.e., trends excluding non-recurring or unusual items) and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following item:
Incremental Restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that included incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
We do not view the above item to be part of our sustainable results and its exclusion from Core earnings measures provides a more comparable measure of year-on-year results. This item is also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.
Core operating profit margin: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of net sales: Core SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time. These measures are also used when evaluating senior management in determining their at-risk compensation.
Free cash flow: Free cash flow is defined as operating cash flow less capital spending. Free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Free cash flow productivity: Free cash flow productivity is defined as the ratio of free cash flow to net earnings. Management views free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation. The Company's long-term target is to generate annual free cash flow productivity at or above 90 percent.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended December 31, 2019
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,869	$(42)	—	8,827
GROSS PROFIT	9,371	42	—	9,413
GROSS MARGIN	51.4%	0.2%	—%	51.6%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,889	25	—	4,914
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	26.8%	0.1%	—%	26.9%
OPERATING INCOME	4,482	17	—	4,499
OPERATING PROFIT MARGIN	24.6%	0.1%	—%	24.7%
NET EARNINGS ATTRIBUTABLE TO P&G	3,717	17	1	3,735

				Core EPS
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.41	$0.01	$—	$1.42
	CURRENCY IMPACT TO CORE EARNINGS			0.02
	CURRENCY-NEUTRAL CORE EPS			$1.44
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,630.1
COMMON SHARES OUTSTANDING - DECEMBER 31, 2019	2,469.5
(1)Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	200	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	20	BPS
CORE OPERATING PROFIT MARGIN	190	BPS
CORE EPS	14%
CURRENCY-NEUTRAL CORE EPS	15%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended December 31, 2018
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,919	(123)	—	8,796
GROSS PROFIT	8,519	123	—	8,642
GROSS MARGIN	48.9%	0.7%	—%	49.6%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,623	38	(1)	4,660
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	26.5%	0.2%	—%	26.7%
OPERATING INCOME	3,896	85	1	3,982
OPERATING PROFIT MARGIN	22.3%	0.5%	—%	22.8%
NET EARNINGS ATTRIBUTABLE TO P&G	3,194	77	1	3,272

				Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.22	$0.03	$—	$1.25
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,623.0
(1)Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Organic sales growth:

October - December 2019	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	7%	1%	—%	8%
Grooming	2%	2%	—%	4%
Health Care	14%	1%	(8)%	7%
Fabric & Home Care	4%	1%	—%	5%
Baby, Feminine & Family Care	1%	1%	(1)%	1%
Total P&G	5%	1%	(1)%	5%

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2020 (Estimate)	+4% to +5%	-%	+4% to +5%
(1)Includes rounding impacts necessary to reconcile net sales to organic sales.
Core EPS:

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2020 (Estimate)	+235% to +245%	(227)% to (234)%	+8% to +11%
(1)Includes the gain on the dissolution of the PGT Healthcare partnership and Shave Care impairment in fiscal 2019 and year-over-year changes in incremental non-core restructuring charges.
Free cash flow (dollar amounts in millions):

Three Months Ended December 31, 2019
Operating Cash Flow	Capital Spending	Free Cash Flow
$4,364	$(605)	$3,759
Free cash flow productivity (dollar amounts in millions):

Three Months Ended December 31, 2019
Free Cash Flow	Net Earnings	Free Cash Flow Productivity
$3,759	$3,743	100%